Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES THIRD QUARTER EPS OF $1.19, UP 3%
— Company Reports Record Quarterly Mortgage Production of $24 Billion; Market
Share Increases to 3.87% —
— Board of Directors Increases Quarterly Cash Dividend 19% to $0.50 —
PASADENA, Calif. – Nov. 2, 2006 – – IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $86 million, or $1.19 per share, for the third quarter of 2006, compared with net earnings of $78 million, or $1.16 per share, in the third quarter of 2005, representing increases of 11 percent in net earnings and three percent in earnings per share. The 2005 amounts have been retrospectively adjusted to reflect stock option expenses due to the adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment. Indymac has also filed its quarterly report on Form 10-Q for the third quarter with the Securities and Exchange Commission. The Form 10-Q is available on Indymac’s Website at www.indymacbank.com.
Highlights of the Third Quarter 2006 Compared with Third Quarter 2005
•	Net revenues of $345.6 million, up 22 percent.

•	Net earnings of $86.1 million, up 11 percent.

•	EPS of $1.19, up 3 percent.

•	$1.6 billion in capital deployed in operating segments, up $448 million, or 39 percent, representing 86 percent of total capital versus 82 percent in the third quarter of 2005.

•	ROE of 18 percent, compared to 22 percent.

•	Record total assets of $27.4 billion, up 40 percent.

•	Record mortgage loan production of $24 billion, up 41 percent.

•	Record mortgage market share of 3.87 percent based on the MBA’s October 2006 Mortgage Finance Forecast, up 98 percent from 1.95% in the third quarter of 2005.

•	Record pipeline of mortgage loans in process of $14.6 billion at Sept. 30, 2006, up 41 percent.

•	Record portfolio of loans serviced for others of $124 billion at Sept. 30, 2006, up 69 percent.

•	Record total number of consumer customers of 763,000, up 44 percent.

•	Non-performing assets as a percent of total assets of 51 basis points compared to 36 basis points a year ago, and net charge-offs of $1.9 million, down from $2.1 million.

•	Efficiency ratio of 58 percent, compared to 54 percent a year ago, and total expenses to loan production of 83 basis points, compared to 88 basis points.
Strong Net Income and EPS Performance Despite Loan Sales Percentage Being Well Below Historical Average
“We are very pleased to have again achieved a number of records this quarter,” said Michael W. Perry, Indymac’s Chairman and Chief Executive Officer. “Even though mortgage industry loan volumes were down 29 percent this quarter versus one year ago and the industry faced narrower revenue margins, Indymac was able to achieve the third highest EPS in our history and a solid 18 percent ROE. These results were even more impressive given the fact that we sold only 81 percent of third quarter loan production. As a result, we grew our balance sheet to a record $27.4 billion, a 15 percent increase over the previous quarter and 40 percent over last year, and we delayed substantial loan sales and gain-on-sale revenue to the fourth quarter. Had we sold a more normal 92 percent of our production at the same margins as the product we did sell, EPS would have been $0.17 higher than reported, or $1.36, the second best quarter in our history and up 17 percent year-over-year, and ROE would have been a strong 20 percent.”

				Adjusted for Normalized
				Loan Sales of 92% of
	As Reported			Quarterly Production
($ in millions, except EPS)	Q3-06	Q2-06	Q3-05	Q3-06	Q2-06	Q3-05
Loans sold	$19,508	$19,415	$15,539	$22,051	$18,455	$15,594
Loans sold / mortgage loans produced	81%	97%	92%	92%	92%	92%
Net revenues in millions	$346	$377	$283	$367	$367	$283
Net income in millions	$86	$105	$78	$99	$99	$78
EPS	$1.19	$1.49	$1.16	$1.36	$1.40	$1.16
ROE	18%	24%	22%	20%	22%	22%
Efficiency ratio	58%	54%	54%	55%	55%	54%

“Once again, our results demonstrate the strength of our hybrid thrift/mortgage banking business model, strong execution of our strategy related to it, and the power and stability of the earnings this produces,” continued Perry.
Capital Allocations and Performance by Business Segment
“Underlying our strong third quarter performance, we fired on all three cylinders with respect to our main business segments – mortgage production, mortgage servicing rights, and the thrift – deploying significantly more capital in each year-over-year and earning strong returns on this capital,” continued Perry.
Mortgage Production
Mortgage production earned $69 million, up six percent over 2005. “The ROE from mortgage production was a strong 53 percent, although this was down from 65 percent last quarter and 62 percent one year ago,” noted Richard Wohl, Indymac Bank’s President. “The ROE declined because we sold only 81 percent of the quarter’s production and our mortgage banking revenue margin declined from 122 basis points to 103 basis points year-over-year, primarily due to the lower margin conduit channel providing a higher percentage of total mortgage volume than one year ago. Although conduit production has lower revenue margins than other channels, this division produced net income of $17.3 million, up almost four-fold year-over-year, and a strong 46 percent ROE, its highest ever.”
“While mortgage industry volumes continued to decline, our mortgage production hit a record level for the eleventh consecutive quarter, growing 19 percent over the prior quarter,” continued Wohl. “As a result, our market share nearly doubled over last year to an estimated 3.87 percent, an all-time high for Indymac, demonstrating strong progress in our core strategy of leveraging our mortgage banking infrastructure.”
Financial Freedom, the Company’s reverse mortgage subsidiary, made a strong contribution to the mortgage production segment’s performance, with record earnings of $16.3 million, more than double one year ago, and a 56 percent ROE. “While we had a great quarter, our earnings were positively impacted by unusually high revenue margins – 4.52 percent this quarter versus 2.90 percent one year ago – which we believe are not sustainable going forward given increased competition in this business,” stated James Mahoney, Chairman and co-CEO of Financial Freedom. “However, as the reverse mortgage industry leader with a market share greater than 50 percent in this rapidly growing business, we see strong future volume growth and, as we continue to scale our operations, strong earnings growth and ROEs long-term.”
Mortgage Servicing Rights (MSR)
The Company more than doubled the capital deployed in MSRs and other retained assets year-over-year to $402 million in the third quarter. This segment earned a strong ROE of 30 percent versus 20 percent one year ago, with the result that net income tripled to $30 million. “We have been able to achieve significant scale in this business by growing our servicing portfolio 180 percent over the last two years, from $45 billion to $124 billion today,” noted John Olinski, EVP in charge of Secondary Marketing and Retained Assets. “Importantly, our hedge performance for the MSR asset was outstanding during a quarter when interest rates declined and portfolio run-off was substantial. Valuation losses of $134 million were offset by hedge gains of $138 million during the quarter, enabling the strong growth in earnings and ROE brought on by the growth of this portfolio.”
Thrift Portfolio
Net income for the thrift portfolio, which consists of single family residential mortgage loans, consumer and subdivision construction loans, and mortgage backed securities, was down $1 million year-over-year to $35 million, even though the Company deployed 26 percent more in capital in this segment. While the ROE was a solid 20 percent, it declined from 26 percent one year ago. “The thrift continues to be a solid performer for Indymac despite the inverted yield curve that has developed as the Fed has increased rates by 150 basis points to 5.25 percent year-over-year,” stated Blair Abernathy, EVP and Chief Investment Officer. “While the spread between the 10-year Treasury rate and the Fed Funds rate has gone from a positive 58 basis points to a negative 62 basis points during this period, we have achieved a remarkably stable consolidated thrift net interest margin during this period – hovering near the 2.01 percent level achieved during the last quarter. Nonetheless, the thrift segment ROE declined year-over-year, as the year-ago quarter was positively impacted by a non-recurring gain-on-sale of loans, and the current quarter segment-level net interest margin was negatively impacted by increased intercompany premium amortization due to the decline in rates during the quarter. Heading into the fourth quarter, this portfolio – including $10 billion in loans held for investment and $4 billion in securities – is at a record high level and should produce a growing earnings stream and ROEs consistent with our targeted level of 20 to 25 percent based on our current forecasts of interest rates and credit losses.”
Non-performing Assets Increase from Historic Low Levels. Net Charge-offs Remain Low
Industry data shows that the housing market has been slowing and mortgage loan delinquencies have been on the rise. Consistent with these trends, Indymac’s non-performing assets (NPAs) as a percentage of total assets increased to 51 basis points during the quarter, from 49 basis points last quarter and 36 basis points a year ago. “Our increase in NPAs was anticipated, as credit performance metrics in the industry had reached a level that was clearly unsustainable in the long-term,” stated Indymac’s Chief Financial Officer, Scott Keys. “Our NPA ratio continues to be well below historical levels; this ratio reached as high as 3.50 percent in 1999, and we expect to see continued increases from the current level as the credit cycle evolves.”
“Net charge-offs remained low at $1.9 million for the quarter, or 1.31 percent of pre-tax income, down from $2.1 million, or 1.60 percent of pre-tax income, last year,” continued Keys. “However, we do anticipate that charge-offs will increase substantially from these low levels, with the result that our full year loan loss provision for 2006 is forecasted to be $16 million, up from $10 million in 2005, and is forecasted to more than double in 2007 to $35 million. Notwithstanding this, 94 percent of the balance sheet consists of low credit risk assets (cash and FHLB stock, investment grade MBS securities, mortgage loans held for sale, mortgage loans held for investment, MSRs and consumer construction loans). In addition, our single-family mortgage held-for-investment loan portfolio is of strong credit quality, with original average combined loan-to-value ratios (CLTVs) of 73 percent, current average CLTV ratios estimated to be 59 percent, and an average FICO score of 716.”
Operating Expenses
Operating expenses grew by 32 percent year-over-year, driven by growth in the Company’s three business segments and the continued build-out of the nationwide network of mortgage production centers. “We were able to grow our mortgage production volumes, servicing portfolio and thrift assets more rapidly than our expenses, and this was key to our being able to continue to grow earnings in the face of considerably narrower mortgage banking revenue margins,” stated Keys. “This was particularly the case in comparing this quarter with last, as loan volume and assets grew by 19 percent and 15 percent, respectively, while operating expenses remained flat. Aiding with this was a hiring freeze on all non revenue-generating personnel that was instituted at the beginning of the quarter and continues today. Looking ahead, it will be important for us to focus on reaping more operating leverage from our infrastructure and growing revenues more rapidly than expenses in order to continue growing our EPS.”
Future Outlook
With respect to 2006 earnings guidance, Keys added, “We now expect full year 2006 earnings per share in an approximate range of $5.16 to $5.26, reflecting continued strength in our production operations and the growth and stable returns in our thrift and servicing segments. Looking ahead to 2007, the MBA is projecting that industry volume will fall a further 14 percent to $2.1 trillion before stabilizing in 2008. In addition, while interest rates remain low, there is considerable concern over competition and the impact of a slowing housing market. Given the above, combined with the fact that in our industry – which has significant operating leverage – actual earnings and future prospects can change rapidly, predicting future earnings is a challenge. That said, given our hybrid thrift/mortgage banking business model and the dynamic allocation of capital to our three business segments, as well as our past track record of growing net income and EPS in the face of declining market conditions, we expect to again achieve record EPS in 2007 and currently forecast that EPS will be within a range of 10 percent to 15 percent higher than in 2006.”
Quarterly Cash Dividend Increased
Based on Indymac’s strong operating performance and financial position — including earnings, capital and liquidity — and its commitment to shareholder value, Indymac’s Board of Directors increased the cash dividend to $0.50 per share. This represents an increase of 19 percent from the dividend declared and paid in the fourth quarter last year. The cash dividend is payable Dec. 7, 2006, to shareholders of record on Nov. 9, 2006.

Conference Call
On Thursday, Nov. 2, 2006, at 8:00 a.m. PT, Michael W. Perry, Chairman and Chief Executive Officer, will host a live Web cast and conference call to discuss the results of the third quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Web cast/conference call and can be accessed along with Indymac’s Form 10-Q via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Web cast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 262-1292 or

(719) 457-2680 (international) access code #1402942; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #1402942.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning at 12:00 p.m. PT on Nov. 2, 2006, through 9:00 a.m. PT on Nov. 9, 2006, and will be available on Indymac’s Website at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan the 9th largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com